Exhibit 1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree (i) to the joint filing, on behalf of each of them, of a statement on Schedule 13D (including amendments thereto); and (ii) that this joint filing agreement may be included as an Exhibit to such joint filing. The undersigned acknowledge that each of them is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the other person(s), except to the extent that such person knows or has reason to believe that such information is inaccurate or incomplete.

Date: August 29, 2023	CHARLES & POTOMAC CAPITAL LLC

	By:	/s/ Joseph V. Popolo
	Name:	Joseph V. Popolo
	Title:	Chief Executive Officer

Date: August 29, 2023	JOSEPH V. POPOLO

/s/ Joseph V. Popolo